Exhibit 99.2

Spectrum Brands, Inc. 3001 Deming Way Middleton, WI 53562 P.O. Box 620992 Middleton WI 53562 (608) 275-3340
FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard 608.278.6141

Andreas Rouvé Elected Chief Operating Officer
of Spectrum Brands Holdings

11-Year Company Veteran Also Continues as President, International

Middleton, WI, February 10, 2014 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, announced today that Andreas Rouvé, 52, has been elected to the newly created position of Chief Operating Officer of the Company, effective immediately. Mr. Rouvé, who also remains President, International, will continue to report to Dave Lumley, President and Chief Executive Officer.

“Andreas has provided outstanding operating and financial leadership in Europe and, more broadly, internationally over the years,” Mr. Lumley said. “He has deep knowledge and experience with Spectrum Brands’ legacy businesses, and the strong growth we achieved in the last several years in Europe is a testimony to his skills.

“Our Company’s increasing size, complexity and global reach is creating more opportunities for sales growth and efficiency improvements,” said Mr. Lumley. “Broadening the role of President, International to COO will facilitate even closer, day-to-day cooperation and collaboration among our divisions to capitalize on these opportunities.

“In fact, Andreas will immediately assume an active role working with our newly formed corporate operations group, which facilitates cross-divisional projects in such large and key areas as information technology, distribution and transportation, shared services and continuous improvement.

“Over the course of this year, Andreas will gradually assume direct, day-to-day operating responsibility for all of our businesses,” Mr. Lumley said. “Our five experienced division general managers and I look forward to continuing to work with Andreas as we execute on the Company’s strategic growth plans.”

Prior to becoming President, International in January 2013, Mr. Rouvé served as Senior Vice President and Managing Director of Spectrum Brands’ European Battery and Personal Care business since 2007 and subsequently led the integration of the Home Appliances and Pet Supplies European businesses in 2010-2011. He joined Spectrum Brands in 2002 as Chief Financial Officer of the European Battery division.

Previously, Mr. Rouvé worked 13 years with VARTA AG in a variety of management positions, including Chief Financial Officer of VARTA Portable Batteries from 1999-2002, Managing Director Asia from 1997-1999 and Director of Finance of 3C Alliance L.L.P., a U.S. joint venture of VARTA, Duracell and Toshiba, from 1995-1997.

Mr. Rouvé holds a Master’s of Business Administration (Diplom-Kaufmann) from the University of Mannheim in Germany and a Doctor of Economics and Social Science from the University of Linz in Austria.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Based in Middleton, Wisconsin, Spectrum Brands Holdings generated net sales of approximately $4.1 billion in fiscal 2013. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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